Exhibit 3.1

Amended and RESTATED

Certificate OF INCORPORATION

OF ATMUS FILTRATION TECHNOLOGIES INC.

Atmus Filtration Technologies Inc. (the “Corporation”), existing pursuant to the General Corporation Law of the State of Delaware, as amended (the “Corporation Law”), hereby certifies as follows:

1.	The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on April 1, 2022, under the name “FILT Red, Inc.” The original Certificate of Incorporation was amended on December 5, 2022 in accordance with Section 242 of the General Corporation Law of the State of Delaware to reflect the name change to “Atmus Filtration Technologies Inc.” (as amended, the “Original Certificate of Incorporation”).

2.	This Amended and Restated Certificate of Incorporation, which restates and amends the Original Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Corporation Law by the board of directors and sole stockholder of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the Corporation Law.

3.	This Amended and Restated Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”) shall become effective when filed with the Secretary of State of the State of Delaware.

4.	The Original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

Name and Registered Agent

Section 1.1.      Name. The name of the Corporation is ATMUS FILTRATION TECHNOLOGIES INC.

Section 1.2.      Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE II

Purposes and Powers

Section 2.1.      Purposes of the Corporation. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Corporation Law.

Section 2.2.      Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law; (b) all powers now or hereafter vested in corporations by common law or any other statute or act; and (c) all powers authorized by or vested in the Corporation by the provisions of this Certificate of Incorporation or by the provisions of its By-Laws as from time to time in effect.

ARTICLE III

Term of Existence

Section 3.1.      The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Capital Stock

Section 4.1.      Authorized Classes and Number of Shares. The total number of shares of stock which the Corporation has authority to issue shall be 2,100,000,000 shares, consisting of 2,000,000,000 shares of common stock (“Common Stock”) and 100,000,000 shares of preferred stock (“Preferred Stock”). The shares of Common Stock have a par value of $0.0001 per share. The shares of Preferred Stock do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, the Corporation’s shares of Preferred Stock shall be deemed to have a par value of $0.0001 per share.

Section 4.2.      General Terms of All Shares.

(a)            Fully Paid and Nonassessable Shares. When the Corporation receives the consideration for which the Board of Directors of the Corporation (the “Board”) authorized the issuance of shares, the shares issued therefor shall be fully paid and nonassessable.

(b)            Dividends and Other Distributions. Subject to the rights of the holders of any Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

Section 4.3.      Common Stock.

(a)            Subordination of Classes. The shares of the Common Stock are and shall be subject to the relative rights, preferences, qualifications, limitations or restrictions of any class or series of any Preferred Stock now or hereafter issued by the Corporation.

(b)            Voting Rights. Each outstanding share of Common Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all stockholders’ meetings on all matters submitted to a vote of the stockholders of the Corporation. Except as otherwise provided by the Corporation Law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the Corporation Law.

(c)            Other Terms of Common Stock. The shares of Common Stock shall be equal in every other respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on shares of the Common Stock at the discretion of the Board. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the shares of Preferred Stock of the full amount to which they shall be entitled under this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of the shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

Section 4.4.      Preferred Stock.

(a)            Creation of Series. The shares of the Preferred Stock may be issued in one or more series. The designations, relative rights, preferences, qualifications, limitations and restrictions of the Preferred Stock of each series shall be such as are stated and expressed in this Certificate of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of this Certificate of Incorporation, the Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, par or stated value, if any, of such series of Preferred Stock and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualification, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(I)            the designation of the series, which may be by distinguishing number, letter or title;

(II)            the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(III)            the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(IV)            the dates on which dividends, if any, shall be payable;

(V)            the redemption rights and price or prices, if any, for shares of the series;

(VI)            the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(VII)            the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(VIII)            whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(IX)            restrictions on the issuance of shares of the same series or any other class or series;

(X)            the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(XI)            any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares.

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by the Corporation Law.

ARTICLE V

Board of Directors

Section 5.1.      Election of Directors. Election of directors need not be by written ballot unless the By-Laws shall so require.

Section 5.2.      Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board in its sole and absolute discretion.

Section 5.3.      Number. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 5.4.      Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

Section 5.5.      Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

Section 5.6.      Vacancies. For so long as Cummins (as defined below) Beneficially Owns shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, vacancies occurring on the Board, including those arising from any newly created directorships, may only be filled by (a) an affirmative vote of any stockholders holding shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation, whether such vote is of Cummins as a voting stockholder or Cummins as a voting stockholder together with any other voting stockholders, or (b) a majority of the directors then in office who are employees of Cummins (although less than a quorum). From and after the first date on which Cummins ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, (a) vacancies, including those arising from any newly created directorships, occurring in the Board shall be filled in the manner provided in the By-Laws or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law, and (b) the By-Laws may also provide that in certain circumstances specified therein, vacancies occurring in the Board may be filled by vote of the stockholders at a special meeting called for that purpose or at the next annual meeting of stockholders.

Section 5.7.      Removal of Directors. For so long as Cummins Beneficially Owns shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, any director or the entire Board may be removed from office at any time, with or without cause, by an affirmative vote of any stockholders holding shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation, whether such vote is of Cummins as a voting stockholder or Cummins as a voting stockholder together with any other voting stockholders. From and after the first date on which Cummins ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon.

Section 5.8.      Election of Directors by Holders of Preferred Stock. The holders of one or more series of Preferred Stock may be entitled to elect all or a specified number of directors, but only to the extent and subject to limitations as set forth in Section 4.4 of this Certificate of Incorporation.

ARTICLE VI

Stockholders

Section 6.1.      Special Meetings of Stockholders. Except as otherwise required by the Corporation Law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (a) the Board; (b); the Chair of the Board; or (c) for so long as Cummins Beneficially Owns shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, the Secretary of the Corporation, following the receipt of one or more written demands from stockholders of record who own, in the aggregate, at least a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting. From and after the first date on which Cummins ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, the ability of the stockholders to call a special meeting of stockholders is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 6.2.      Stockholder Action. Subject to the terms of any series of Preferred Stock, until the first date on which Cummins ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted. From and after the first date on which Cummins ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VII

Certain Relationships and Transactions

Section 7.1.      General. In recognition and anticipation that (a) the Corporation will not be a wholly-owned subsidiary of Cummins and that Cummins will be a controlling stockholder of the Corporation, (b) directors, officers and/or employees of Cummins may serve as directors, officers and/or employees of the Corporation, (c) Cummins may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (d) Cummins may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies, and (e) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of Cummins, and the duties of any directors, officers and/or employees of the Corporation who are also directors, officers and/or employees of Cummins, be determined and delineated in respect of any transactions between, or corporate opportunities that may be suitable for both, the Corporation and Affiliated Companies, on the one hand, and Cummins, on the other hand, the sections of this ARTICLE VII shall to the fullest extent permitted by the Corporation Law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Cummins and the conduct of certain affairs of the Corporation as they may involve Cummins and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its director, officers, employees and stockholders in connection therewith.

For purposes of this ARTICLE VII, “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation or Affiliated Companies are financially able to undertake, which are, from their nature, in the line of the Corporation’s or Affiliated Companies’ business, are of practical advantage to it and are ones in which the Corporation or Affiliated Companies would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by Cummins, the self-interest of Cummins or its directors, officers and/or employees will be brought into conflict with that of the Corporation or Affiliated Companies.

Nothing in this ARTICLE VII creates or is intended to create any fiduciary duty on the part of Cummins, the Corporation, any Affiliated Company, or any stockholder, director, officer or employee of any of them that does not otherwise exist under the Corporation Law and nothing in this ARTICLE VII expands any such duty of any such person that may now or hereafter exist under Delaware law.

Section 7.2.      Certain Agreements and Transactions Permitted. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Cummins pursuant to which the Corporation or an Affiliated Company, on the one hand, and Cummins, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate, and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate corporate opportunities between them or to refer corporate opportunities to each other. No such agreement, or the performance thereof by the Corporation or any Affiliated Company, or Cummins, shall, to the fullest extent permitted by the Corporation Law, be considered contrary to any fiduciary duty that any director, officer or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Cummins, may owe or be alleged to owe to the Corporation or any such Affiliated Company, or to any stockholder thereof, or any legal duty or obligation Cummins may be alleged to owe on any basis, notwithstanding the provisions of this Certificate of Incorporation stipulating to the contrary. To the fullest extent permitted by the Corporation Law, no director, officer or employee of the Corporation who is also a director, officer or employee of Cummins shall have or be under any fiduciary duty to the Corporation or any Affiliated Company to refer any corporate opportunity to the Corporation or any Affiliated Company or to refrain from acting on behalf of the Corporation or any Affiliated Company or of Cummins in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

Section 7.3.      Authorized Business Activities. Without limiting the other provisions of this ARTICLE VII, neither Cummins nor any of its directors, officers or employees shall have any duty to communicate information regarding a corporate opportunity to the Corporation or to refrain from (a) engaging in the same or similar activities or lines of business as the Corporation, (b) doing business with any client, customer or vendor of the Corporation or (c) employing or otherwise engaging any director, officer or employee of the Corporation. To the fullest extent permitted by the Corporation Law, no officer, director or employee of the Corporation who is also a director, officer or employee of Cummins shall be deemed to have breached his or her fiduciary duties, if any, to the Corporation solely by reason of Cummins or any such director, officer or employee engaging in any such activity.

Section 7.4.      Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Cummins, for so long as Cummins (a) Beneficially Owns shares of capital stock representing, in the aggregate, at least ten percent (10%) of the total voting power of the outstanding shares of all classes of capital stock of the Corporation or (b) otherwise has one or more directors, officers or employees serving as a director, officer or employee of the Corporation, in the event that a director, officer or employee of the Corporation who is also a director, officer or employee of Cummins acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Cummins, such director, officer or employee shall to the fullest extent permitted by the Corporation Law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity regardless of whether such opportunity is presented to the Corporation, and the Corporation to the fullest extent permitted by the Corporation Law renounces any interest or expectancy in such corporate opportunity and waives any claim that such corporate opportunity should have been presented to the Corporation or any Affiliated Company. The foregoing policy, and the action of any director, officer or employee of Cummins, the Corporation or any Affiliated Company taken in accordance with, or in reliance upon, the foregoing policy or in entering into or performing any agreement, transaction or arrangement is deemed and presumed to be fair to the Corporation.

Except as otherwise agreed in writing between the Corporation and Cummins, if a director, officer or employee of the Corporation, who also serves as a director, officer or employee of Cummins, acquires knowledge of a potential corporate opportunity for both the Corporation and Cummins in any manner not addressed by this ARTICLE VII, such director, officer or employee shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by the Corporation Law not be liable to the Corporation or its stockholders for breach of fiduciary duty as a director, officer or employee of the Corporation by reason of the fact that Cummins or such director, officer or employee pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by the Corporation Law renounces any interest or expectancy in such corporate opportunity and waives any claim that such corporate opportunity should have been presented to the Corporation.

Section 7.5.      Delineation of Indirect Interests. To the fullest extent permitted by the Corporation Law, no director, officer or employee of the Corporation or any Affiliated Company shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, Cummins, merely by virtue of being a director, officer or employee of Cummins, unless (a) such director, officer or employee’s role with Cummins involves direct responsibility for such matter, (b) in his or her role with Cummins, such director, officer or employee exercises supervision over such matter, or (c) the compensation of such director, officer or employee is materially affected by such matter. Such director, officer or employee’s compensation shall not be deemed to be materially affected by such matter if it is only affected by virtue of its effect on the value of Cummins’ capital stock generally or on Cummins’s results or performance on an enterprise-wide basis.

Section 7.6.      Special Approval Procedures. If, notwithstanding the provisions of this ARTICLE VII, it is deemed desirable by Cummins, the Corporation or an Affiliated Company or any other party that the Corporation take action with specific regard to a particular transaction, corporate opportunity or a type or series of transactions or corporate opportunities to ensure, out of an abundance of caution, that such transaction or transactions or corporate opportunities are not voidable, or that such a corporate opportunity or opportunities are effectively disclaimed, the Corporation may employ any of the following procedures: (a) the material facts of the transaction or corporate opportunity and the director’s, officer’s or employee’s interest therein are disclosed or known to the Board or a duly appointed committee of the Board and the Board or such committee authorizes, approves, or ratifies the transaction or corporate opportunity by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction or corporate opportunity and, in any event, of at least two directors (or committee members); or (b) the material facts of the transaction or corporate opportunity and the director’s interest therein are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.

The interested director or directors may be counted in determining the presence of a quorum at such meeting. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any actions taken under clause (a) above.

One or more matters, transactions or corporate opportunities approved pursuant to any of the foregoing procedures are not void or voidable and shall not give rise to any equitable relief or damages or other sanctions against any director, officer, employee or stockholder (including Cummins) of the Corporation on the ground that the matter, transaction or corporate opportunity should have first been offered to the Corporation. Nothing in this ARTICLE VII requires any matter to be considered by the Board or the stockholders of the Corporation and, in all cases, directors, officers and employees of the Corporation are authorized to refrain from bringing a matter otherwise addressed in this ARTICLE VII before the Board or the stockholders for consideration unless such matter is required to be considered by the Board or stockholders, as applicable, under the Corporation Law. This ARTICLE VII shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common, equitable or statutory law applicable thereto.

ARTICLE VIII

By-Laws of the Corporation

Section 8.1.      By-Laws. For so long as Cummins Beneficially Owns shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, the By-Laws of the Corporation may be amended or repealed by a majority of the entire number of directors, without any action on the part of the stockholders. From and after the first date on which Cummins ceases to Beneficially Own shares of capital stock representing, in the aggregate, a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in elections of directors, (a) the By-Laws of the Corporation may be amended or repealed by the Board by the affirmative vote of a majority of the entire number of directors without any action on the part of the stockholders, and (b) the stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation, with the affirmative vote of stockholders possessing at least seventy-five percent (75%) of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon.

ARTICLE IX

Other Provisions

Section 9.1.      Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by the Corporation Law.

Section 9.2.      Amendment or Repeal. The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Corporation Law, and all rights conferred herein are granted subject to this reservation. Notwithstanding any other provisions of this Certificate of Incorporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), beginning on the first date on which Cummins ceases to Beneficially Own a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, the affirmative vote of stockholders possessing at least seventy-five percent (75%) of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, ARTICLE V, ARTICLE VI, ARTICLE VIII and this Section 9.2.

Section 9.3.      Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by the Corporation Law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action arising pursuant to any provision of the Corporation Law or this Certificate of Incorporation or the By-Laws (as either may be amended from time to time); or (d) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.3.

Section 9.4.      Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 7.3 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 7.3 (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 9.5.      Captions. The captions of the Articles and Sections of this Certificate of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe or describe the scope or intent of any Article or Section hereof.

Section 9.6.      Nonliability of Stockholders. Stockholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of stockholders subject to the payment of corporate debts.

Section 9.7.      Certain Definitions. As used in this Certificate of Incorporation,

(a)            “Cummins” shall mean Cummins Inc., an Indiana corporation, any and all successors to Cummins by way of merger, consolidation or sale of all or substantially all of its assets, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (I) in which Cummins owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (II) of which Cummins otherwise directly or indirectly controls or directs the policies or operations or (III) that would be considered subsidiaries of Cummins within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing; provided, however, that the term “Cummins” shall not include the Corporation or any entities (X) in which the Corporation owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (Y) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (Z) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing (such entities under (X), (Y) and/or (Z), “Affiliated Companies”); and

(b)            the term “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

ARTICLE X

Limitation of Liability; Indemnification

Section 10.1.      Limitation of Liability. To the fullest extent permitted by the Corporation Law as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of an officer (a) in any action by or in the right of the Corporation, (b) for any breach of their duty of loyalty to the Corporation or its stockholders, (c) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (d) for any transaction from which they have derived an improper personal benefit. No amendment to, modification of, or repeal of this Section 10.1 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment. All references in this Section 10.1 to an officer shall mean only a person who is defined as such pursuant to Section 102(b)(7) of the Corporation Law.

Section 10.2.      Indemnification. The Corporation shall indemnify to the fullest extent permitted by the Corporation Law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 10.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

[Signature page to follow.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 5th day of February 2023.

By:	/s/ Toni Hickey
Name:	Toni Hickey
Title:	Corporate Secretary

[Signature Page to the Amended and Restated Certificate of Incorporation]